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                                                                     Exhibit 3.2

          Certificate of Amendment of the Certificate of Incorporation
                                       of
                              BIG CITY BAGELS, INC.

                Under Section 805 of the Business Corporation Law

                             ----------------------

         We the undersigned, being , respectively, the President and Chief Financial Officer of Big City Bagels, Inc. (the "Corporation"), a New York corporation organized and existing under the Business Corporation Law of the State of New York, hereby certify:

FIRST:         The name of the Corporation is Big City Bagels, Inc.

SECOND:        The Corporation's original Certificate of Incorporation was filed with the Department of State of the State of New York on December 14, 1992, and the Corporation's Restated Certificate of Incorporation was filed with the Department of State of the State of New York on February 2, 1996.

THIRD:         The Certificate of Incorporation is hereby amended to change the name of the Corporation and to increase the aggregate number of shares of stock which the Corporation shall have the authority to issue.

FOURTH:        Articles First of the Certificate of Incorporation is hereby stricken out in its entirety, and the following new Article is substituted in lieu thereof:

         "FIRST:      The name of the Corporation is VillageWorld.com, Inc."

FIFTH:         To accomplish the amendment relating to the increase in the aggregate number of shares of common stock which the Company shall have authority to issue, from 25,000,000 shares, par value $.001 per share, to 200,000,000 shares, par value $.001, the text of Paragraph (a) of Article Fourth of the Certificate of Incorporation is hereby amended to read in full as follows:

         "FOURTH:     (a) The aggregate number of shares of stock which the
Corporation shall have authority to issue is 201,000,000 shares, consisting of 200,000,000 shares, with a par value of $.001 per share, classified as common shares (the "Common Stock"), and 1,000,000 shares, with a par value of $.001 per share, classified as preferred shares (the "Preferred Stock").

SIXTH:         This Certificate of Amendment to the Certificate of Incorporation
was authorized by the unanimous written consent of the members of the Board of Directors on November 9, 1999, and by the affirmative vote of the holders of a majority of all of the outstanding shares of the Common Stock of the Corporation entitled to vote at the Special

Meeting of Shareholders held on December 30, 1999.



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         IN WITNESS WHEREOF, the undersigned have executed this Certificate this
30th day of December, 1999, and affirm that the statements contained herein are true under penalties of perjury.

                                     /s/ Peter Keenan
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                                     Peter Keenan, President


                                     /s/ Edilberto R. Enriquez
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                                     Edilberto R. Enriquez, CFO




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